Exhibit 11.1

                            COMPETITIVE TECHNOLOGIES, INC.

                     Schedule of Computation of Earnings Per Share



                                                  Year ended July 31,
                                          1995        1994         1993

Loss from continuing operations          (641,249)   (828,996)  (1,446,811)
Income (loss) from operations of
  discontinued operations                  99,468     (10,786)    (449,724)
Net gain (loss) on disposal of
  discontinued operations               2,534,505     221,852       (9,314)

Net income (loss) applicable to
  common stock                          1,992,724    (617,930)  (1,905,849)

Common and common equivalents shares -
  primary:
  Weighted average common shares
    outstanding                         5,805,833   5,761,610    5,478,082
  Adjustments for assumed exercise
    of stock options                        5,986       7,838 *     32,382 *
  Adjustments for assumed exercise
    of stock warrants                       3,007       4,274 *     20,443 *
  Weighted average number of common and
    common equivalent shares out-
    standing                            5,814,826   5,773,722    5,530,907

Common and common equivalent shares -
  fully diluted:
  Weighted average common shares
    outstanding                         5,805,833   5,761,610    5,478,082
  Adjustments for assumed exercise of
    stock options                           5,986      14,341 *     32,382 *
  Adjustments for assumed exercise of
    stock warrants                          3,007       8,500 *     20,443 *
  Weighted average number of common and
    common equivalent shares out-
    standing                            5,814,826   5,784,451    5,530,907

Net income (loss) per share of common
  stock - primary and fully diluted:

  Continuing operations                     (0.11)      (0.15)       (0.27)
  Operations of discontinued operation       0.02       (0.00)       (0.08)
  Disposal of discontinued operations        0.43        0.04        (0.00)
  Net income (loss) per share of
    common stock                             0.34       (0.11)       (0.35)

* Anti-dilutive.


These calculations are submitted in accordance with the requirements of Regulation S-K item 601 (b) (11) which differ from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 and produce an anti-dilutive result.